Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR
THE THIRD QUARTER OF 2011

•	Record quarterly production of 42.5 BCFE, or an average of 462 MMCFE/d; in line with quarterly guidance range of 453 - 481 MMCFE/d

•	Quarterly GAAP net income of $230.1 million, or $3.41 per diluted share

•	Adjusted net income of $42.4 million, or $0.63 per diluted share

DENVER, CO October 31, 2011 - SM Energy Company (NYSE: SM) announces financial results from the third quarter of 2011 and provides an operations update. In addition, a new presentation for the Company's third quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on November 1, 2011. Information for the earnings call can be found below.

THIRD QUARTER 2011 RESULTS

SM Energy reported net income for the third quarter of 2011 of $230.1 million or $3.41 per diluted share. This compares to net income of $15.5 million, or $0.24 per diluted share, for the same period of 2010. The increase in net income between these two periods is due to higher operating income driven by higher production year over year as well as the recognition in the third quarter of 2011 of a gain on divestiture activity related to the previously announced sale of operated Eagle Ford shale properties and large non-cash gains associated with the Company's commodity derivative program. Adjusted net income for the third quarter of 2011 was $42.4 million, or $0.63 per diluted share, compared to adjusted net income of $20.0 million, or $0.31 per diluted share, for the same period of 2010. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. The Company generally excludes non-recurring items or items whose timing and/or amount cannot be reasonably estimated, and large non-cash items, such as gains on divestiture activity and unrealized gains or losses from derivative activity. A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Adjusted Net Income Reconciliation
(In thousands, except per share data)

Reconciliation of Net Income (GAAP) To Adjusted Net Income (Non-GAAP):
	For the Three Months Ended September 30,
	2011	2010

Reported Net Income (GAAP)	$230,097	$15,452
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	(15,631)	2,546
Unrealized portion of derivative (gain) loss	(82,877)	3,569
Gain on divestiture activity	(119,586)	(2,607)
Impairment of proved properties	30,425	—
Abandonment & impairment of unproved properties	—	1,071

Adjusted Net Income (Non-GAAP)	$42,428	$20,031

Adjusted Net Income per common share:
Basic	$0.66	$0.32
Diluted	$0.63	$0.31

Weighted-average common shares outstanding:
Basic	63,904	63,031
Diluted	67,386	64,794

(1) For the three-month period ended September 30, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3% which approximates the Company's statutory tax rate adjusted for ordinary permanent differences. For the three-month period ended September 30, 2010, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for the respective period.

Operating cash flow, a non-GAAP measure, increased to $184.6 million for the third quarter of 2011 from $130.1 million for the same period of 2010. Net cash provided by operating activities decreased to $119.8 million for the third quarter of 2011 from $148.2 million for the same period of 2010.

Adjusted net income and operating cash flow are non-GAAP financial measures - please refer to the respective reconciliations in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy reported record quarterly production of 42.5 BCFE, or an average of 462.1 MMCFE per day for the third quarter of 2011, within third quarter average daily production guidance of 453 - 481 MMCFE per day.

Revenues and other income for the third quarter were $530.6 million compared to $226.9 million for the same period of 2010. Below is a table that displays, by product type, the average realized price received by the Company, as well as the adjusted price received after taking into account cash settlements for derivative transactions.

Average Realized Commodity Prices for Quarter Ended September 30, 2011
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements

Oil ($/Bbl)	$82.63	$75.02
Gas ($/Mcf)	$4.52	$4.89
Natural gas liquids ($/Bbl)	$56.10	$49.71
Equivalent ($/MCFE)	$7.65	$7.40

The table below presents production and per MCFE cost metrics as reported for the quarter along with previously issued third quarter guidance for 2011:

Production	Reported	3Q11 Guidance

Average daily production (MMCFE/d)	462.1	453 - 481
Total production (BCFE)	42.5	42.0 - 44.5
Oil production (as % of total)	28%	~30%
Natural gas production (as % of total)	61%	~55%
NGL production (as % of total)	11%	~15%

Costs
LOE ($/MCFE)	$0.94	$0.90 - $0.96
Transportation ($/MCFE)	$0.56	$0.59 - $0.62
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.3%	6% - 7%

G&A - Other Cash ($/MCFE)	$0.47	$0.47 - $0.50
G&A - Cash NPP ($/MCFE)	$0.10	$0.11 - $0.13
G&A - Non-cash ($/MCFE)	$0.13	$0.12 - $0.14
Total G&A ($/MCFE)	$0.70	$0.70 - $0.77

DD&A ($/MCFE)	$2.89	$2.90 - $3.10
Non-cash interest expense ($MM)	$3.4	$3.4

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2011, the Company's debt-to-book capitalization ratio was 28%. At the end of the third quarter of 2011, SM Energy had total long-term debt of $632.6 million, which consisted of its 6.625% senior notes and 3.50% senior convertible notes, net of debt discount. The convertible notes are accounted for as if they will be net-share settled.

As of September 30, 2011, the Company had $29.9 million in cash and no outstanding borrowings under its long-term secured credit facility. During the third quarter, the Company's borrowing base was redetermined by its bank group. Although properties associated with recently closed or pending divestitures were excluded, the borrowing base increased from $1.3 billion to $1.4 billion. As of September 30, 2011 and October 31, 2011, SM Energy was in compliance with all the covenants associated with this facility.

OPERATIONS UPDATE

Record production
Record production in the third quarter of 2011 averaged approximately 462 MMCFE per day, and grew sequentially by 6% from the second quarter of 2011 to the third quarter of 2011. The increase in sequential production was despite continued start-up related infrastructure slowdowns in the Company's core Eagle Ford resource play area. Year over year average daily production growth from the third quarter of 2010 to the third quarter of 2011 was 55%.

Eagle Ford Shale
Operated production in the Eagle Ford shale averaged 128 MMCFE/D, a 32% increase over the previous quarter. This increase was made possible by the addition of downstream wet gas transportation capacity made available during September by the start-up of the third party owned and operated Eagle Ford Gathering LLC pipeline. Production volumes on both operated and non-operated assets were at levels lower than the Company's internal forecast due to intermittent downstream constraints and construction related downtime on midstream facilities in the field, as well as a higher percentage of wells being shut-in for offset completion work during the quarter. Although a number of these issues have continued into October, the Company believes that production rates will grow materially by year end.

During the third quarter, SM Energy operated an average of 3.5 drilling rigs on its operated Eagle Ford acreage with 4 rigs running at the end of the quarter. The Company reduced average rig count during the early part of the third quarter compared to its original plan to avoid drilling and completing wells that could not be produced due to the infrastructure constraints noted above. A fifth rig is anticipated to be in the field by year end and the Company expects to run 5 rigs in the field throughout 2012.

During the quarter, the Company continued experimentation with down spacing pilots, longer lateral wells, and revised completion methods. By year end, the Company will have 8 pilot areas drilled at well spacing tighter than 1,250 feet. As previously indicated, data from the earliest of these pilots should be useful by year end 2011 to determine optimum spacing plans for future drilling. In general, the Company expects that optimum development spacing in the shallower and oilier areas of the field will be tighter than in the higher productivity areas. With the addition of rigs designed for pad drilling, SM Energy has begun drilling three well pads in its operated Eagle Ford shale program. These pads are expected to reduce the time to drill the wells and lower the associated cost of each three well pad package by roughly $1 million.

On August 2, 2011, SM Energy closed its previously announced sale of approximately 15,400 net operated acres in LaSalle and Dimmit Counties, Texas for cash proceeds of $226.9 million, before certain adjustments.

In the non-operated portion of the Eagle Ford program, the Company fully participated in Anadarko Petroleum Corporation's drilling program, which operated approximately 10 drilling rigs during the third quarter of 2011.

Bakken / Three Forks
SM Energy is currently operating 3 drilling rigs in the Williston Basin. The current focus of this program is the Bakken formation in the Company's Raven prospect in McKenzie County, North Dakota and the Three Forks formation in the Company's Gooseneck prospect in Divide County, North Dakota. The Company is also participating in a number of non-operated wells in both of these areas. During the third quarter of 2011, the Company was able to re-establish nearly all production it had previously shut-in due to regional flooding. In conjunction with production restoration, the Company was able to ramp up drilling and completion activity as these issues subsided.

The Company plans to continue operating 3 drilling rigs for the remainder of 2011 and recently committed to a new-build rig contract to expand its program to 4 rigs in 2012.

Other Plays
Updates on the Company's activities in other resource play areas will be provided during the Company's upcoming conference call.

UPDATED CAPITAL, PRODUCTION, AND PERFORMANCE GUIDANCE

Following is the Company's performance guidance for the fourth quarter and fiscal year 2011.

Guidance for 2011
4Q11
Production (BCFE)	44.0 - 47.0
Average daily production (MMCFE/d)	479 - 509
Oil production (as % of total)	~30%
Natural gas production (as % of total)	~58%
NGL production (as % of total)	~12%

LOE ($/MCFE)	$0.90 - $0.96
Transportation ($/MCFE)	$0.64 - $0.67
Production Taxes (% of pre-derivative oil, gas, and NGL revenue)	5%

G&A - cash NPP ($/MCFE)	$0.11 - $0.13
G&A - other cash ($/MCFE)	$0.48 - $0.51
G&A - non-cash ($/MCFE)	$0.12 - $0.14
G&A TOTAL ($/MCFE)	$0.71 - $0.78

DD&A ($/MCFE)	$2.90 - $3.10
Non-cash interest expense ($MM)	$3.40

FY 2011
Effective income tax rate range	36.6% - 37.1%
% of income tax that is current	15% - 18%

The Company is reiterating its guidance ranges for 2012 capital and production.

Preliminary guidance for fiscal year 2012
FY 2012
Production (BCFE)	225 - 232
Capital Budget ($MM)	1,400 - 1,500

Note: Capital and production guidance ranges assume Eagle Ford transaction with Mitsui closing by year end 2011.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters on November 1, 2011, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-811-9962 and the conference ID number is 19927057. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 19927057. International participants can dial 706-902-4360 to take part in the conference call, using the conference ID number 19927057, and can access a replay of the call at 404-537-3406, using conference ID number 19927057. Replays can be accessed through November 15, 2011.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through November 15, 2011.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Guidance Comparison	For the Three Months
	Ended September 30, 2011
	Actual	Guidance Range

Average daily production (MMCFE per day)	462.1	453 - 481
Total production (BCFE)	42.5	42.0 - 44.5
Oil production (as % of total)	28%	~30%
Natural gas production (as % of total)	61%	~55%
NGL production (as % of total)	11%	~15%

Lease operating expense (per MCFE)	$0.94	$0.90 - $0.96
Transportation expense (per MCFE)	$0.56	$0.59 - $0.62
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	4.3%	6% - 7%

General and administrative - other cash (per MCFE)	$0.47	$0.47 - $0.50
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.10	$0.11 - $0.13
General and administrative - non-cash (per MCFE)	$0.13	$0.12 - $0.14
General and administrative - TOTAL (per MCFE)	$0.70	$0.70 - $0.77

Depreciation, depletion, and amortization (per MCFE)	$2.89	$2.90 - $3.10

Non-cash interest expense ($MM)	$3.40	$3.40

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Production Data	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2011	2010	Percent Change	2011	2010	Percent Change

Average realized sales price, before the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$82.63	$68.56	21%	$88.54	$70.70	25%
Gas (per Mcf)	4.52	4.93	(8)%	4.51	5.20	(13)%
NGL (per Bbl)	56.10	—	NM	52.71	—	NM
Equivalent (MCFE)	$7.65	$7.19	6%	$7.90	$7.48	6%

Average realized sales price, including the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$75.02	$64.28	17%	$78.13	$65.46	19%
Gas (per Mcf)	4.89	5.81	(16)%	4.97	6.07	(18)%
NGL (per Bbl)	49.71	—	NM	46.45	—	NM
Equivalent (MCFE)	$7.40	$7.51	(1)%	$7.57	$7.75	(2)%

Production: (1)
Oil (MMBbls)	2.0	1.6	25%	5.6	4.5	24%
Gas (Bcf)	25.9	17.9	44%	71.5	51.2	40%
NGL (MMBbls)	0.8	—	NM	2.2	—	NM
BCFE (6:1)	42.5	27.5	55%	118.4	78.3	51%

Average daily production: (1)
Oil (MBbls per day)	21.5	17.3	25%	20.6	16.6	24%
Gas (MMcf per day)	281.2	194.8	44%	262.0	187.4	40%
NGL (MBbls per day)	8.6	—	NM	8.0	—	NM
MMCFE per day (6:1)	462.1	298.4	55%	433.7	286.9	51%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$7.65	$7.19	6%	$7.90	$7.48	6%
Lease operating expense	(0.94)	(1.06)	(11)%	(0.90)	(1.12)	(20)%
Transportation costs	(0.56)	(0.18)	211%	(0.47)	(0.18)	161%
Production taxes	(0.33)	(0.39)	(15)%	(0.29)	(0.46)	(37)%
General and administrative	(0.70)	(0.96)	(27)%	(0.70)	(0.96)	(27)%
Operating profit, before the effects of derivative cash settlements	$5.12	$4.60	11%	$5.54	$4.76	16%
Derivative cash settlements	(0.25)	0.32	(178)%	(0.33)	0.27	(222)%
Operating profit, including the effects of derivative cash settlements	$4.87	$4.92	(1)%	$5.21	$5.03	4%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$(2.89)	$(3.05)	(5)%	$(2.90)	$(3.08)	(6)%

(1) NGL production volumes, revenues, and prices for 2010 have not been reclassified to conform to the current presentation given the immateriality of the volumes in that period. Please refer to additional discussion in the Company's Form 10-Q for the quarter ended March 31, 2011.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Operating revenues and other income:
Oil, gas, and NGL production revenue	$325,231	$197,354	$935,478	$586,128
Realized hedge (loss) gain*	(6,843)	8,847	(14,548)	20,771
Gain on divestiture activity	190,728	4,184	245,662	132,183
Marketed gas system and other operating revenue	21,458	16,499	57,184	59,634
Total operating revenues and other income	530,574	226,884	1,223,776	798,716

Operating expenses:
Oil, gas, and NGL production expense	77,753	44,606	196,907	138,114
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	123,067	83,800	343,805	241,335
Exploration	11,272	14,437	33,587	42,833
Impairment of proved properties	48,525	—	48,525	—
Abandonment and impairment of unproved properties	—	1,719	4,316	4,998
General and administrative	29,787	26,219	82,958	75,103
Change in Net Profits Plan liability	(24,930)	4,086	(24,719)	(29,785)
Unrealized and realized derivative (gain) loss*	(128,425)	5,727	(83,872)	(4,095)
Marketed gas system and other expense	20,737	15,238	57,746	54,621
Total operating expenses	157,786	195,832	659,253	523,124

Income from operations	372,788	31,052	564,523	275,592

Nonoperating income (expense):
Interest income	27	85	382	268
Interest expense	(9,372)	(6,339)	(33,636)	(19,469)

Income before income taxes	363,443	24,798	531,269	256,391
Income tax expense	(133,346)	(9,346)	(195,142)	(96,693)

Net income	$230,097	$15,452	$336,127	$159,698

Basic weighted-average common shares outstanding	63,904	63,031	63,665	62,914

Diluted weighted-average common shares outstanding	67,386	64,794	67,390	64,599

Basic net income per common share	$3.60	$0.25	$5.28	$2.54

Diluted net income per common share	$3.41	$0.24	$4.99	$2.47

* As of January 1, 2011, the Company elected to de-designate all commodity derivative contracts that had previously been designated as cash flow hedges as of December 31, 2010, and to discontinue hedge accounting prospectively.  Accordingly, beginning January 1, 2011, gains and losses from commodity price management activities, both realized and unrealized, will be included in the income statement on the line titled “Unrealized and realized derivative (gain) loss”. Hedging balances accounted for in the balance sheet line titled “accumulated other comprehensive loss” as of December 31, 2010 will now be recognized in the income statement line titled “Realized hedge (loss) gain” as they are realized.  For the nine-month period ended September 30, 2011, SM Energy's adjusted oil price was negatively impacted by $58.5 million of realized oil derivative cash settlements, the Company's adjusted natural gas price was positively impacted by $33.6 million of realized natural gas derivative cash settlements, and SM Energy's adjusted NGL price was negatively impacted by $13.8 million of realized NGL derivative cash settlements. For the three-month period ended September 30, 2011, the Company's adjusted oil price was negatively impacted by $15.1 million of realized oil derivative cash settlements, SM Energy's adjusted natural gas price was positively impacted by $9.5 million of realized natural gas derivative cash settlements, and the Company's adjusted NGL price was negatively impacted by $5.1 million of realized NGL derivative cash settlements.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Consolidated Balance Sheets
(In thousands, except per share amounts)	September 30,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$29,923	$5,077
Accounts receivable	183,943	163,190
Refundable income taxes	—	8,482
Prepaid expenses and other	30,937	45,522
Derivative asset	54,698	43,491
Deferred income taxes	5,203	8,883
Total current assets	304,704	274,645

Property and equipment (successful efforts method), at cost:
Land	1,543	1,491
Proved oil and gas properties	4,070,916	3,389,158
Less - accumulated depletion, depreciation, and amortization	(1,635,470)	(1,326,932)
Unproved oil and gas properties	107,651	94,290
Wells in progress	329,363	145,327
Materials inventory, at lower of cost or market	14,959	22,542
Oil and gas properties held for sale	105,918	86,811
Other property and equipment, net of accumulated depreciation of $18,312 in 2011 and $15,480 in 2010	47,655	21,365
Total property and equipment, net	3,042,535	2,434,052

Other noncurrent assets:
Derivative asset	39,891	18,841
Other noncurrent assets	69,150	16,783
Total other noncurrent assets	109,041	35,624

Total Assets	$3,456,280	$2,744,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$400,420	$417,654
Derivative liability	21,106	82,044
Deposit associated with oil and gas properties held for sale	2,000	2,355
Total current liabilities	423,526	502,053

Noncurrent liabilities:
Long-term credit facility	—	48,000
3.50% Senior Convertible Notes, net of unamortized discount of $4,861 in 2011 and $11,827 in 2010	282,639	275,673
6.625% Senior Notes	350,000	—
Asset retirement obligation	73,693	69,052
Asset retirement obligation associated with oil and gas properties held for sale	220	2,119
Net Profits Plan liability	108,489	135,850
Deferred income taxes	609,393	443,135
Derivative liability	3,184	32,557
Other noncurrent liabilities	17,383	17,356
Total noncurrent liabilities	1,445,001	1,023,742

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 64,079,885 shares in 2011 and 63,412,800 shares in 2010; outstanding, net of treasury shares: 63,998,818 shares in 2011 and 63,310,165 shares in 2010	641	634
Additional paid-in capital	223,120	191,674
Treasury stock, at cost: 81,067 shares in 2011 and 102,635 shares in 2010	(1,544)	(423)
Retained earnings	1,371,869	1,042,123
Accumulated other comprehensive loss	(6,333)	(15,482)
Total stockholders' equity	1,587,753	1,218,526

Total Liabilities and Stockholders' Equity	$3,456,280	$2,744,321

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$230,097	$15,452	$336,127	$159,698
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on divestiture activity	(190,728)	(4,184)	(245,662)	(132,183)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	123,067	83,800	343,805	241,335
Exploratory dry hole expense	—	(38)	49	289
Impairment of proved properties	48,525	—	48,525	—
Abandonment and impairment of unproved properties	—	1,719	4,316	4,998
Stock-based compensation expense*	7,713	7,989	19,550	19,853
Change in Net Profits Plan liability	(24,930)	4,086	(24,719)	(29,785)
Unrealized derivative (gain) loss	(132,180)	5,727	(108,020)	(4,095)
Amortization of debt discount and deferred financing costs	3,404	3,365	14,698	10,022
Deferred income taxes	112,010	6,875	164,251	85,695
Plugging and abandonment	(1,505)	(884)	(2,935)	(7,106)
Other	(64)	(6,022)	(5,952)	(3,085)
Changes in current assets and liabilities:
Accounts receivable	(10,417)	(12,565)	(20,787)	(4,937)
Refundable income taxes	3,134	21,844	8,482	31,402
Prepaid expenses and other	(960)	660	14,732	512
Accounts payable and accrued expenses	(39,028)	20,824	(41,558)	47,123
Excess income tax benefit from the exercise of stock awards	(8,364)	(438)	(15,155)	(1,376)
Net cash provided by operating activities	119,774	148,210	489,747	418,360

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	227,101	11,503	325,053	259,501
Capital expenditures	(419,245)	(184,057)	(1,081,617)	(488,684)
Acquisition of oil and gas properties	—	(685)	—	(685)
Receipts from restricted cash	—	19,595	—	—
Other	2,015	—	(340)	(6,492)
Net cash used in investing activities	(190,129)	(153,644)	(756,904)	(236,360)

Cash flows from financing activities:
Proceeds from credit facility	13,500	111,000	115,500	315,059
Repayment of credit facility	(13,500)	(109,000)	(163,500)	(501,059)
Debt issuance costs related to credit facility	(194)	—	(8,719)	—
Net proceeds from 6.625% Senior Notes	(313)	—	341,122	—
Proceeds from sale of common stock	664	200	5,593	3,116
Dividends paid	—	—	(3,181)	(3,144)
Excess income tax benefit from the exercise of stock awards	8,364	438	15,155	1,376
Other	(9,323)	(364)	(9,967)	(908)
Net cash provided by (used in) financing activities	(802)	2,274	292,003	(185,560)

Net change in cash and cash equivalents	(71,157)	(3,160)	24,846	(3,560)
Cash and cash equivalents at beginning of period	101,080	10,249	5,077	10,649
Cash and cash equivalents at end of period	$29,923	$7,089	$29,923	$7,089

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three-month periods ended September 30, 2011 and 2010, approximately $2.1 million and $2.3 million, respectively, of stock-based compensation expense was included in exploration expense. For the three-month periods ended September 30, 2011 and 2010, approximately $5.6 million and $5.7 million, respectively, of stock-based compensation expense was included in general and administrative expense. For the nine-month periods ended September 30, 2011 and 2010, approximately $4.9 million and $5.7 million, respectively, of stock-based compensation expense was included in exploration expense. For the nine-month periods ended September 30, 2011 and 2010, approximately $14.7 million and $14.1 million, respectively, of stock-based compensation expense was included in general and administrative expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2011

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months		For the Nine Months
to Adjusted net income (Non-GAAP):	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Reported net income (GAAP)	$230,097	$15,452	$336,127	$159,698

Adjustments net of tax: (2)
Change in Net Profits Plan liability	(15,631)	2,546	(15,499)	(18,552)
Unrealized derivative (gain) loss	(82,877)	3,569	(67,729)	(2,551)
Gain on divestiture activity	(119,586)	(2,607)	(154,030)	(82,333)
Impairment of proved properties	30,425	—	30,425	—
Abandonment and impairment of unproved properties	—	1,071	2,706	3,113

Adjusted net income (Non-GAAP) (3)	$42,428	$20,031	$132,000	$59,375

Adjusted net income per share (Non-GAAP)
Basic	$0.66	$0.32	$2.07	$0.94
Diluted	$0.63	$0.31	$1.96	$0.92

Weighted-average common shares outstanding
Basic	63,904	63,031	63,665	62,914
Diluted	67,386	64,794	67,390	64,599

(2) For the three and nine-month periods ended September 30, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences. For the three and nine-month periods ended September 30, 2010, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for the respective period.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and gain on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Nine Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Net cash provided by operating activities (GAAP)	$119,774	$148,210	$489,747	$418,360

Changes in current assets and liabilities	55,635	(30,325)	54,286	(72,724)

Exploration	11,272	14,437	33,587	42,833
Less: Exploratory dry hole expense	—	38	(49)	(289)
Less: Stock-based compensation expense included in exploration	(2,086)	(2,286)	(4,892)	(5,724)

Operating cash flow (Non-GAAP) (4)	$184,595	$130,074	$572,679	$382,456

(4) Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.